                                                                    EXHIBIT 99.1
PRESS RELEASE

March 25, 2004


          SCOPE INDUSTRIES TO TERMINATE SEC REPORTING AND AMEX LISTING


        Scope Industries (SCP) (the "Company") has sent a letter to its shareowners informing them that the Company has made appropriate filings to delist and withdraw its common stock from the American Stock Exchange ("AMEX") and to deregister its common stock with the Securities and Exchange Commission ("SEC").

        The Company's Board of Directors considered several factors in making this decision, including:

           - The small number of shareowners of record in the Company's stock (under 70);

           - The minimal average daily trading volume in the Company's common stock in recent years; and

           - The significant costs of complying with the requirements of the Sarbanes-Oxley Act of 2002 and the SEC's implementing rules.

        "After careful consideration, the Board of Directors concluded that it was no longer in the best interest of the Company to be a listed company and subject to the SEC's reporting requirements and other rules implementing the Sarbanes-Oxley Act", said, Meyer Luskin, the Company's Chairman. "The significant, accounting, legal and administrative costs that are associated with the SEC's reporting requirements now outweigh the advantages to this Company of having its stock listed on the AMEX. The Company believes that these costs will increase due to the Sarbanes-Oxley legislation and the continuing expansion of SEC regulation without corresponding value to either the Company or its shareowners".

        The Company anticipates that its common stock will be quoted on the Pink Sheets (R), an electronic quotation service for over-the-counter securities, following deregistration and delisting from the AMEX, to the extent that market makers continue to demonstrate an interest in trading in the common stock. No guarantee, however, can be made that trading will continue.

        Established in 1938 and headquartered in Santa Monica, California, Scope Industries main business segment is the recycling of bakery waste material into an animal feed supplement. The Company recently sold its vocational school group segment and still derives some revenues from oil and gas interests.

        This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. For a discussion of factors that might affect actual results, investors may refer to the Company's most recent Form 10-K filed with the SEC. The Company assumes no obligation to update any forward-looking statements contained in this release.